Exhibit 21.1
FAIR ISAAC CORPORATION
LIST OF SUBSIDIARIES
As of September 30, 2026

Name of Company	Jurisdiction of Incorporation/Organization
Data Research Technologies, Inc.	Minnesota
Entiera, Inc.	Delaware
eZmCom, Inc.	Delaware
Fair Isaac (ASPAC) Pte. Ltd.	Singapore
Fair Isaac (Australia) Pty Ltd	Australia
Fair Isaac (Singapore) Pte. Ltd.	Singapore
Fair Isaac (Thailand) Co., Ltd.	Thailand
Fair Isaac Asia Holdings, Inc.	Minnesota
Fair Isaac Asia Pacific Corp.	Delaware
Fair Isaac Brazil, LLC	Delaware
Fair Isaac Canada, Ltd.	Canada
Fair Isaac Chile Software and Services Ltda.	Chile
Fair Isaac Credit Services, Inc.	Delaware
Fair Isaac Deutschland GmbH	Germany
Fair Isaac do Brasil Ltda.	Brazil
Fair Isaac España SL	Spain
Fair Isaac Europe Limited	England and Wales
Fair Isaac Holdings, Inc.	Delaware
Fair Isaac Hong Kong Limited	Hong Kong
Fair Isaac India Software Private Limited	India
Fair Isaac India Sales Private Limited	India
Fair Isaac Information Technology (Beijing) Co., Ltd.	People’s Republic of China
Fair Isaac International Corporation	California
Fair Isaac Italy S.r.l.	Italy
Fair Isaac Japan G.K.	Japan
Fair Isaac Lithuania, UAB	Lithuania
Fair Isaac Malaysia Sdn. Bhd.	Malaysia
Fair Isaac Mexico S.A. de C.V.	Mexico
Fair Isaac Network, Inc.	Delaware
Fair Isaac Nordics AB	Sweden
Fair Isaac Services Limited	England and Wales
Fair Isaac Software Holdings Limited	England and Wales
Fair Isaac South Africa (Pty) Ltd	South Africa
Fair Isaac Turkey Software and Consultancy Services Limited Sirketi	Turkey
Fair Isaac UK Group Limited	England and Wales
Fair Isaac UK Holdings, Inc.	Delaware
Fair Isaac UK International Holdings Ltd.	England and Wales
Fair Isaac UK Investment Holdings LP	England and Wales
HNC Software LLC	Delaware
Infoglide Software Corporation	Delaware
myFICO Consumer Services Inc.	Delaware